Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Latin America Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-222515 and 333-223322) on Form S-8 of Liberty Latin America Ltd. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Liberty Latin America Ltd. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule I (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Liberty Latin America Ltd.
Our report dated March 1, 2021, on the consolidated financial statements as of December 31, 2020, includes an explanatory paragraph related to the Company’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.
Our report dated March 1, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states the Company acquired AT&T Mobility Puerto Rico Inc., AT&T Mobility Virgin Islands Inc. & Beach Holding Corporation (the AT&T Acquired Entities) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, the AT&T Acquired Entities’ internal control over financial reporting associated with total assets of $2,707 million and total revenues of $174 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the AT&T Acquired Entities.
Our report dated March 1, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Liberty Latin America Ltd. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2020, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:
•The Company did not have a sufficient number of trained resources with the appropriate skills and knowledge with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting.
•The Company did not have an effective risk assessment process that successfully identified and assessed risks of misstatement to ensure controls were designed and implemented to respond to those risks. The Company did not adequately communicate the changes necessary in financial reporting and related internal controls throughout its organization and to affected third parties.
•The Company did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies.
•The Company did not have an effective information and communication process to identify, capture and process relevant information necessary for financial accounting and reporting.
•The Company did not i) establish effective general information technology controls (GITCs), specifically program change controls and access controls, commensurate with financial and IT personnel job responsibilities that support the consistent operation of the Company’s IT operating systems, databases and IT applications, and end user computing over all financial reporting, ii) have policies and procedures through which general information technology controls are deployed across the organization. Automated process-level controls and manual controls dependent upon the accuracy and completeness of information derived from information technology systems were also rendered ineffective because they are affected by the lack of GITCs.
•The Company did not effectively design, implement and operate process-level control activities related to order-to-cash (including revenue, trade receivables, and deferred revenue), procure-to-pay (including operating expenses, prepaid expenses, accounts payable, and accrued liabilities), hire-to-pay (including compensation expense and accrued liabilities), long-lived assets, inventory, and other financial reporting processes.

/s/ KPMG LLP

Denver, Colorado
March 1, 2021